1 Exhibit 99.2 PRESS RELEASE Valvoline Inc. Announces Kevin Willis as Chief Financial Officer • Valvoline Inc. announces that Kevin Willis will become the Company’s next Chief Financial Officer (CFO), effective May 19, 2025 • Current CFO, Mary Meixelsperger, whose planned retirement was announced October 2024, will remain with the company through a transition period LEXINGTON, Ky., May 8, 2025 – Valvoline Inc. (NYSE: VVV), the quick, easy, trusted leader in preventive automotive maintenance, today announced that Kevin Willis will succeed Mary Meixelsperger as Valvoline Inc.’s Chief Financial Officer effective May 19. Willis brings significant public company experience to Valvoline including capital markets management, financial systems integrations, and operating efficiency improvements. “We are excited to welcome Kevin Willis as our new CFO. He is a seasoned public-company CFO and knows the Valvoline business well through his financial oversight while it was a segment of Ashland Global Holdings. This knowledge along with his expertise in transformation will deliver immediate value in driving forward our strategic priorities,” said Valvoline Inc. President & CEO Lori Flees. “I want to thank Mary Meixelsperger for her dedicated service to Valvoline since the company’s IPO in 2016. Her contributions have shaped the company we are today. I am pleased that Mary will be remaining with the company during a transition period.” Willis has spent his career in various leadership roles at Ashland Inc. (NYSE: ASH), serving as its Chief Financial Officer since 2013. Prior to being named CFO, Willis also served as Vice President, Finance – Ashland Specialty Ingredients; Vice President, Finance/Treasurer – Ashland Corporate; and other finance positions with the company. He played an instrumental role in Ashland’s transformation from the country’s largest independent oil refiner with numerous industrial and consumer businesses into a pure-play specialty ingredients company. He also led the separation of Valvoline Inc. when the company completed its Initial Public Offering in 2016. “Valvoline Inc. is an industry leader with a significant market opportunity, and I have been impressed with the company’s growth since 2016 when I led its separation from Ashland and it became a publicly traded company,” said Willis. “I know this is just the beginning of the success it can achieve, and I look forward to joining the company and helping guide its future.”

2 Willis received his Bachelor of Business Administration in accounting from Eastern Kentucky University and his MBA from the Kellogg School of Management at Northwestern University. About Valvoline Inc. Valvoline Inc. (NYSE: VVV) delivers quick, easy, trusted service at more than 2,000 franchised and company-operated service centers across the United States and Canada. The company completes more than 28 million services annually system-wide, from 15-minute stay-in-your-car oil changes to a variety of manufacturer-recommended maintenance services such as wiper replacements and tire rotations. At Valvoline Inc., it all starts with our people, including the 11,000 team members who are working to grow the core business, expand the company’s retail network, and plan for the vehicles of the future. For more information, visit vioc.com. FURTHER INFORMATION Investor Inquiries Elizabeth B. Clevinger +1 (859) 357-3155 IR@valvoline.com Media Inquiries Angela Davied +1 (913) 302-0032 media@valvoline.com